EXHIBIT 99.1

Contact:	Aaron's, Inc.	SCR Partners
	Garet Hayes	Jeff Black
	Director of Public Relations	615.760.3679
	678.402.3000	JBlack@scr-ir.com

Aaron's, Inc. Reports Fourth Quarter and Year End 2016 Results

•	Total Revenues $795.0 Million for the Quarter; $3.208 Billion for the Year

•	Diluted EPS $0.30 for the Quarter; $1.91 for the Year

•	Non-GAAP Diluted EPS of $0.50 for the Quarter; $2.30 for the Year

•	Ended Year with $309 Million in Cash; Net Debt to Total Capitalization of 9.6%

•	Provides 2017 Outlook

ATLANTA, February 17, 2017 - Aaron's, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three and twelve months ended December 31, 2016. Aaron’s Inc. “Company” conducts its operations through three primary businesses: 1) Aaron's branded lease-to-own stores and Aarons.com; 2) the Progressive virtual lease-to-own business; and 3) Dent-A-Med, Inc. “DAMI”, our second-look financing business. Going forward, we will refer to our Aaron's branded lease-to-own stores and Aarons.com as our "Aaron's Business," which we formerly referred to as our “Core” business.
“2016 was another strong year for the Company. We served more customers than in any year in the Company’s history and delivered record financial performance,” said John Robinson, Chief Executive Officer. “The results reflect disciplined execution across an omnichannel platform that spans retail stores, e-commerce and virtual lease-to-own.”
“Earnings for 2016 were driven by outstanding performance at Progressive,” continued Mr. Robinson. “Favorable lease portfolio performance generated improved profitability for Progressive, and strong door growth contributed to a double-digit increase in invoice volume. We’re excited about the prospects for Progressive as we enter 2017.”
“During 2016, we took aggressive action in the Aaron’s Business to strengthen our management team, reduce costs, and increase our focus on execution in our stores and on

Aarons.com,” Mr. Robinson stated. “We continue to innovate our model to drive revenue while maintaining a disciplined approach to right-sizing our store base and managing our expenses.”
“We significantly strengthened our balance sheet in 2016, which provides us with the financial flexibility to continue to invest in our business and return excess capital to shareholders. In 2016, we returned nearly $42 million to our shareholders through stock repurchases and cash dividends. The Company ended the year with $309 million in cash and a net debt to capitalization ratio of 9.6%, with 9.1 million shares remaining on our existing share repurchase authorization,” Mr. Robinson concluded.
Financial Summary
For the fourth quarter of 2016, Company revenues, which includes the Aaron's, Progressive and DAMI businesses, decreased 3.2% to $795.0 million compared with $821.2 million for the fourth quarter of 2015. Net earnings were $21.6 million compared with $21.7 million in the prior year period. Diluted earnings per share were $0.30 in both periods. The effective tax rate for the three months ended December 31, 2016 was 33.0% compared with 36.8% for the prior year period.
On a non-GAAP basis, net earnings for the fourth quarter of 2016 were $36.3 million compared with $29.8 million for the same period in 2015, and earnings per share assuming dilution were $0.50 in the fourth quarter of 2016 compared to $0.41 for the same quarter in 2015. In 2016, non-GAAP net earnings and non-GAAP diluted earnings per share exclude the effects of amortization expense resulting from our 2014 acquisition of Progressive, a gain related to the sale of our HomeSmart business and Aaron's Business restructuring charges. In 2015, non-GAAP net earnings and non-GAAP diluted earnings per share exclude the effects of amortization expense resulting from our 2014 acquisition of Progressive, transaction costs related to the October 2015 DAMI acquisition and a loss due to a lease termination on a Company aircraft. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Adjusted EBITDA for the Company, which excludes the aforementioned charges and adjustments, was $73.8 million for the fourth quarter of 2016, compared with $67.4 million for the same period in 2015. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.

During fiscal year 2016, revenues increased 0.9% to $3.208 billion compared with $3.180 billion for the prior year. Net earnings were $139.3 million versus $135.7 million last year. Diluted earnings per share were $1.91 compared with $1.86 per share a year ago.
On a non-GAAP basis, net earnings for fiscal year 2016 were $167.7 million compared with $157.0 million for 2015 and diluted earnings per share were $2.30 compared with $2.15 in 2015. Non-GAAP net earnings and non-GAAP diluted earnings per share in 2016 exclude the effects of amortization expense resulting from the 2014 acquisition of Progressive, a gain on the sale of the Company's headquarters building, retirement and severance charges, a loss resulting from the Company's sale of its HomeSmart business and the Aaron's Business restructuring. In 2015, non-GAAP results exclude the effects of Progressive amortization, the transaction costs related to the October 2015 DAMI acquisition and a loss due to a lease termination on a Company aircraft. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Adjusted EBITDA for the Company, which excludes the aforementioned other charges and adjustments, was $342.5 million for the twelve months ended December 31, 2016 compared with $323.8 million for the same period in 2015. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
The Company generated $465.4 million in cash from operations during 2016 and ended the year with $308.6 million in cash compared with $14.9 million at the end of 2015.
Aaron's Business Results
For the fourth quarter of 2016, total revenues for the Aaron's Business decreased 14.5% to $463.5 million from $542.2 million in the fourth quarter of 2015. Total revenues for fiscal year 2016 decreased 8.5% to $1.946 billion compared with $2.127 billion for fiscal year 2015.
On May 13, 2016, the Company completed the sale of its HomeSmart business. Revenues for the HomeSmart business through May 13, 2016 were $25.4 million. Revenues for the HomeSmart business were $15.8 million and $63.2 million, respectively, for the fourth quarter and twelve months ended December 31, 2015. Excluding the sale of HomeSmart, total revenues for the Aaron's Business decreased 12.0% and 6.9% for the three and twelve months ended December 31, 2016, respectively. Lease revenue and fees for the three and twelve months ended December 31, 2016 decreased 6% and 3.4%, respectively, excluding the sale of HomeSmart. Non-retail sales, which primarily consist of merchandise sales to the Company's franchisees, decreased 29.5% for the fourth quarter and 20.7% for the twelve months of 2016, compared with the prior-year periods.
Earnings before income taxes for the Aaron's Business was $4.8 million and $123.0 million for the three and twelve months ended December 31, 2016, respectively, compared with $26.6 million and $160.6 million for the same periods a year ago. Adjusted EBITDA in the three and twelve months ended December 31, 2016 was $32.4 million and $191.2 million, respectively, compared with $42.9 million and $215.8 million for the same periods a year ago. As a percentage of revenue, Adjusted EBITDA was 7.0% and 9.8% for the three and twelve months ended December 31, 2016, respectively, compared with 7.9% and 10.1% for the same periods in 2015. Write offs for damaged, lost or unsaleable merchandise were 4.6% of revenues in the fourth quarter of 2016, compared to 4.7% for the same period last year.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 5.8% during the fourth quarter of 2016, compared with the fourth quarter of 2015, and customer count on a same store basis was down 4.2%. Company-operated Aaron's stores had 973,000 customers at December 31, 2016, a 6.0% decrease from the end of 2015, excluding HomeSmart customers for both periods.
At December 31, 2016, the Company had 1,165 Company-operated stores and 699 franchised stores. During the fourth quarter of 2016, 61 Company-operated stores and four franchised stores were consolidated or closed. Two Company-operated stores were sold to a third party.
As discussed previously, the Company has undertaken a review of its store base to identify underperforming stores and right size its footprint in existing markets. As part of that review, in addition to closing 61 stores in the fourth quarter of 2016 and consolidating their customer accounts into other stores, the Company has identified approximately 70 additional stores to be closed in the second quarter of 2017. The Company may decide to close additional stores in future periods.
The decision to close approximately 70 stores in the second quarter of 2017 resulted in a pre-tax charge of approximately $2.0 million in the fourth quarter of 2016. The Company expects to incur an additional pre-tax charge of approximately $13 million in the second quarter of 2017 with respect to the stores that have been identified for closure.

Progressive Results
Progressive's revenues in the fourth quarter of 2016 increased 17.3% to $324.0 million from $276.1 million in the fourth quarter of 2015. Progressive's revenues for the twelve months ended December 31, 2016 were $1.238 billion compared with $1.050 billion in the prior year period. Active doors increased 36% in the fourth quarter of 2016 to approximately 18,000. Invoice volume per active door declined 13% in the quarter, driven by strong growth in new doors. Progressive had 598,000 customers at December 31, 2016, a 17% increase from December 31, 2015.
Earnings before income taxes for Progressive was $29.0 million and $104.7 million for the three and twelve months ended December 31, 2016, respectively, compared with $9.8 million and $54.5 million for the same periods a year ago. Adjusted EBITDA for the three and twelve months ended December 31, 2016 was $41.7 million and $155.5 million, respectively, compared with $25.5 million and $109.0 million for the same periods of 2015. As a percentage of revenues, Adjusted EBITDA was 12.9% and 12.6%, respectively, for the three and twelve months ended December 31, 2016, compared with 9.2% and 10.4% for the same periods in 2015. Write offs for damaged, lost or unsaleable merchandise were 5.9% of revenues in the fourth quarter of 2016, compared to 7.1% in the same period of 2015.
DAMI Results
Revenues for DAMI were $7.5 million in the fourth quarter of 2016 and $24.1 million for the 2016 fiscal year. DAMI's loss before income taxes was $1.6 million and $9.3 million for the three and twelve months ending December 31, 2016, respectively. Its pre-tax, pre-provision loss was $552,000 in the fourth quarter of 2016 and $3.6 million for the year.
Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management's provision for estimated future loan losses. Results for DAMI were in line with expectations. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.

Significant Components of Revenue
Consolidated lease revenues and fees for the three and twelve months ended December 31, 2016 increased 1.5% and 3.6%, respectively, over the same prior year periods. In addition, franchise royalties and fees decreased 13.3% in the fourth quarter of 2016 and 8.1% for the twelve months ended December 31, 2016 compared to the same periods a year ago. The decrease in franchise royalties and fees was the combined result of decreases in revenues generated by our franchisees and the number of franchised stores. Our franchisee revenue totaled $214.0 million in the fourth quarter and $917.1 million for the twelve months ended December 31, 2016, a decrease of 10.3% and 5.7%, respectively, from the same periods for the prior year. Same store revenues for franchised stores were down 7.3% and same store customer counts were down 2.3% for the fourth quarter of 2016 compared with the same quarter for the prior year. Franchised stores had 544,000 customers at the end of 2016, a 6.4% decline from the prior period (revenues and customers of franchisees are not revenues and customers of the Aaron's Business or Aaron's, Inc.).
2017 Outlook
The Company is providing the following outlook for the 2017 year. Diluted earnings per share is presented both on a GAAP basis and on a non-GAAP basis excluding Progressive-related intangible amortization and any future one-time or unusual items. Adjusted EBITDA also excludes any future one-time or unusual items. The Company currently expects to achieve the following:
Aaron's Inc. (Consolidated)

•	Revenues of approximately $3.10 billion to $3.31 billion, excluding revenues of franchisees.

•	Adjusted EBITDA of $320 million to $353 million.

•	GAAP diluted earnings per share in the range of $1.85 to $2.10.

•	Non-GAAP diluted earnings per share in the range of $2.15 to $2.40.

•	Capital expenditures of $60 million to $80 million.

•	Operations of both the Aaron’s Business and Progressive are expected to generate positive cash flow.

Aaron’s Business

•	Total revenues of approximately $1.68 billion to $1.78 billion, including lease revenues of $1.30 billion to $1.40 billion.

•	Same store revenues of approximately negative 12% to negative 8%.

•	Adjusted EBITDA of approximately $155 million to $170 million.

•	The above outlook includes the impact of the closure of approximately 70 stores in the second quarter of 2017.

•	The Company will continue to evaluate its store base for strategic growth and consolidation opportunities.
Progressive

•	Total revenues of approximately $1.40 billion to $1.50 billion.

•	EBITDA of $170 million to $185 million.
DAMI

•	Total revenues of approximately $25 million to $35 million.

•	EBITDA of approximately negative $5 million to negative $2 million.
Conference Call and Webcast
Aaron's, Inc. will hold a conference call to discuss its quarterly and full-year financial results on Friday, February 17, 2017, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.
About Aaron's, Inc.
Headquartered in Atlanta, Aaron's, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its more than 1,860 Company-operated and franchised stores in 47 states and Canada as well as its e-commerce platform Aarons.com. In addition, Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through approximately 22,000 retail locations in 46 states. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “expect,” “expectations,” “outlook,” “forecast,” “guidance,” “intend,” “believe,” “could,” “project,” “estimate,” “anticipate,” “should” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives, risks related to Progressive’s “virtual” lease-to-own business, the outcome of Progressive’s pilot or test programs with various retailers and the results of Progressive’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Statements in this release that are “forward-looking” include without limitation: Aaron’s projected results (including Progressive’s results) and guidance for 2017, the number of stores the Company expects to close in the second quarter of 2017 and the charges expected to be incurred in connection therewith, and management's capital allocation plans. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Lease Revenues and Fees	$676,667	$666,574	$2,780,824	$2,684,184
Retail Sales	5,872	6,817	29,418	32,872
Non-Retail Sales	90,182	127,943	309,446	390,137
Franchise Royalties and Fees	13,385	15,438	58,350	63,507
Interest and Fees on Loans Receivable	7,535	2,845	24,080	2,845
Other	1,313	1,582	5,598	6,211
Total	794,954	821,199	3,207,716	3,179,756

Costs and Expenses:
Depreciation of Lease Merchandise	316,897	300,267	1,304,295	1,212,644
Retail Cost of Sales	3,530	3,950	18,580	21,040
Non-Retail Cost of Sales	80,923	114,895	276,608	351,777
Operating Expenses	340,783	358,041	1,351,785	1,357,030
Restructuring	15,560	—	20,218	—
Other Operating (Income) Expense, Net	(474)	3,469	(6,446)	1,324
Total	757,219	780,622	2,965,040	2,943,815

Operating Profit	37,735	40,577	242,676	235,941
Interest Income	903	471	2,699	2,185
Interest Expense	(5,429)	(6,224)	(23,390)	(23,339)
Other Non-Operating Expense, Net	(921)	(444)	(3,563)	(1,667)
Earnings Before Income Taxes	32,288	34,380	218,422	213,120

Income Taxes	10,657	12,654	79,139	77,411
Net Earnings	$21,631	$21,726	$139,283	$135,709

Earnings Per Share	$0.30	$0.30	$1.93	$1.87
Earnings Per Share Assuming Dilution	$0.30	$0.30	$1.91	$1.86

Weighted Average Shares Outstanding	71,423	72,596	72,354	72,568
Weighted Average Shares Outstanding Assuming Dilution	72,365	73,274	73,013	73,043

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	December 31, 2016	December 31, 2015	[1,2]

Cash and Cash Equivalents	$308,561	$14,942
Investments	20,519	22,226
Accounts Receivable, Net	95,777	113,439
Loans Receivable, Net	84,804	85,795
Lease Merchandise, Net	999,381	1,138,938
Property, Plant and Equipment, Net	211,271	225,836
Other Assets, Net	895,423	1,097,312

Total Assets	2,615,736	2,698,488

Debt	497,829	606,746
Total Liabilities	1,134,138	1,331,870

Shareholders' Equity	$1,481,598	$1,366,618

1 $3.7 million of capitalized deferred debt issuance costs were reclassified in the first quarter of 2016 from Other Assets, Net to be a deduction from Debt as of December 31, 2015 to conform with the current period presentation upon adoption of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs.
2 In order to conform with the current period presentation, the Company made a reclassification to the December 31, 2015 balance sheet to record the estimated insurance coverage in excess of stop-loss policy limits and to reflect certain prepayments to the insurance carrier as part of Other Assets, Net and the related gross insurance reserve as accounts payable and accrued expenses, within Total Liabilities above, rather than presenting them on a net basis.

Selected Cash Flow Data
(In thousands)

	(Unaudited) Twelve Months Ended
	December 31,
	2016	2015

Cash Provided by Operating Activities	$465,444	$166,761
Cash Used by Investing Activities	(20,081)	(108,850)
Cash Used by Financing Activities	(151,871)	(46,518)
Effect of Exchange Rate Changes on Cash & Cash Equivalents	127	—
Increase in Cash and Cash Equivalents	293,619	11,393
Cash and Cash Equivalents at Beginning of Period	14,942	3,549
Cash and Cash Equivalents at End of Period	$308,561	$14,942

Aaron's, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)
(Unaudited)

THREE MONTHS ENDED
December 31, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$352,706	$323,961	$—	$—	$—	$—	$—	$676,667
Retail Sales	5,872	—	—	—	—	—	—	5,872
Non-Retail Sales	86,642	—	—	—	—	3,540	—	90,182
Franchise Royalties and Fees	—	—	—	—	13,385	—	—	13,385
Manufacturing Revenue	—	—	—	—	—	19,170	(19,170)	—
Interest and Fees on Loans Receivable	—	—	—	7,535	—	—	—	7,535
Other	1,102	—	—	—	—	—	211	1,313
	$446,322	$323,961	$—	$7,535	$13,385	$22,710	$(18,959)	$794,954

THREE MONTHS ENDED
December 31, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$375,084	$276,130	$15,512	$—	$—	$—	$(152)	$666,574
Retail Sales	6,578	—	239	—	—	—	—	6,817
Non-Retail Sales	127,077	—	—	—	—	866	—	127,943
Franchise Royalties and Fees	—	—	—	—	15,438	—	—	15,438
Manufacturing Revenue	—	—	—	—	—	27,106	(27,106)	—
Interest and Fees on Loans Receivable	—	—	—	2,845	—	—	—	2,845
Other	1,314	—	—	—	—	—	268	1,582
	$510,053	$276,130	$15,751	$2,845	$15,438	$27,972	$(26,990)	$821,199

Aaron's, Inc. and Subsidiaries
Twelve Months Revenues by Segment
(In thousands)
(Unaudited)

TWELVE MONTHS ENDED
December 31, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$1,518,439	$1,237,597	$24,664	$—	$—	$—	$124	$2,780,824
Retail Sales	28,690	—	728	—	—	—	—	29,418
Non-Retail Sales	300,411	—	—	—	—	9,035	—	309,446
Franchise Royalties and Fees	—	—	—	—	58,350	—	—	58,350
Manufacturing Revenue	—	—	—	—	—	81,239	(81,239)	—
Interest and Fees on Loans Receivable	—	—	—	24,080	—	—	—	24,080
Other	4,772	—	—	—	—	—	826	5,598
	$1,852,312	$1,237,597	$25,392	$24,080	$58,350	$90,274	$(80,289)	$3,207,716

TWELVE MONTHS ENDED
December 31, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$1,572,778	$1,049,681	$61,877	$—	$—	$—	$(152)	$2,684,184
Retail Sales	31,545	—	1,327	—	—	—	—	32,872
Non-Retail Sales	388,006	—	—	—	—	2,131	—	390,137
Franchise Royalties and Fees	—	—	—	—	63,507	—	—	63,507
Manufacturing Revenue	—	—	—	—	—	103,889	(103,889)	—
Interest and Fees on Loans Receivable	—	—	—	2,845	—	—	—	2,845
Other	4,941	—	—	—	—	—	1,270	6,211
	$1,997,270	$1,049,681	$63,204	$2,845	$63,507	$106,020	$(102,771)	$3,179,756

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the fourth quarter of 2016 each exclude $6.6 million in Progressive-related intangible amortization expense, $214,000 of gain related to the sale of HomeSmart and $15.6 million in restructuring charges for the Aaron's Business. For the twelve months of 2016 non-GAAP net earnings and non-GAAP diluted earnings per share exclude $26.4 million in Progressive-related intangible amortization expense, an $11.1 million gain from the sale of the Company’s former headquarters building, $3.7 million in retirement and severance charges, a $5.4 million loss related to the HomeSmart sale and $20.2 million in restructuring charges for the Aaron's Business. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2015 exclude $6.6 million and $26.4 million in Progressive-related intangible amortization expense, $2.7 million and $3.7 million of DAMI related transaction costs and $3.5 million related to the lease termination of a Company aircraft for the fourth quarter and twelve months of 2015, respectively.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company's earnings before interest, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring.  Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company's segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Earnings	$21,631	$21,726	$139,283	$135,709
Add Progressive-Related Intangible Amortization Expense (1)(2)	4,413	4,163	16,803	16,780
Less Gain on Sale of Building (3)	—	—	(7,060)	—
Add Retirement and Severance Charges (4)	—	—	2,349	—
Add Loss on Sale of HomeSmart (5)	(143)	—	3,463	—
Add Restructuring (6)	10,424	—	12,893	—
Add DAMI Transaction Costs (7)	—	1,732	—	2,326
Add Loss Aircraft Lease Termination (8)	—	2,212	—	2,229

Non-GAAP Net Earnings	$36,325	$29,833	$167,731	$157,044

Earnings Per Share Assuming Dilution	$0.30	$0.30	$1.91	$1.86
Add Progressive-Related Intangible Amortization Expense (1)(2)	0.06	0.06	0.23	0.23
Less Gain on Sale of Building (3)	—	—	(0.10)	—
Add Retirement and Severance Charges (4)	—	—	0.03	—
Add Loss on Sale of HomeSmart (5)	—	—	0.05	—
Add Restructuring (6)	0.14	—	0.18	—
Add DAMI Transaction Costs (7)	—	0.02	—	0.03
Add Loss Aircraft Lease Termination (8)	—	0.03	—	0.03

Non-GAAP Earnings Per Share Assuming Dilution (9)	$0.50	$0.41	$2.30	$2.15

Weighted Average Shares Outstanding Assuming Dilution	72,365	73,274	73,013	73,043

(1)	Net of taxes of $2,175 and $9,547 for the three and twelve months ended December 31, 2016 calculated using the effective tax rate for the respective periods.

(2)	Net of taxes of $2,425 and $9,570 for the three and twelve months ended December 31, 2015 calculated using the effective tax rate for the respective periods.

(3)	Net of taxes of $4,011 for the twelve months ended December 31, 2016 calculated using the effective tax rate for the period.

(4)	Net of taxes of $1,334 for the twelve months ended December 31, 2016 calculated using the effective tax rate for the period.

(5)	Net of taxes of $71 and $1,968 for the three and twelve months ended December 31, 2016 calculated using the effective tax rate for the respective periods.

(6)	Net of taxes of $5,136 and $7,325 for the three and twelve months ended December 31, 2016 calculated using the effective tax rate for the respective periods.

(7)	Net of taxes of $1,009 and $1,326 for the three and twelve months ended December 31, 2015 calculated using the effective tax rate for the respective periods.

(8)	Net of taxes of $1,288 and $1,271 for the three and twelve months ended December 31, 2015 calculated using the effective tax rate for the respective periods.

(9)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

DAMI Pre-tax, Pre-provision Income (Loss)
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Loss Before Income Taxes	$(1,587)	$(1,964)	$(9,273)	$(1,964)
Add: Adjustment to Increase Allowance for Loan Losses During Period	1,035	937	5,687	937
Pre-tax, Pre-provision Loss	$(552)	$(1,027)	$(3,586)	$(1,027)

Due to the growth of our originated credit card loan portfolio subsequent to the October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)
(Unaudited)

Three Months Ended December 31, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$21,631
Income Taxes	—	—	—	—	—	—	—	10,657
Earnings (Loss) Before Income Taxes	8,396	29,034	214	(1,587)	10,844	(886)	(13,727)	32,288
Interest Expense (Income)	2,130	4,817	—	1,075	—	(1)	(2,592)	5,429
Depreciation	6,922	1,282	—	121	252	312	4,638	13,527
Amortization	526	6,588	—	145	—	—	—	7,259
EBITDA	$17,974	$41,721	$214	$(246)	$11,096	$(575)	$(11,681)	$58,503
Loss on Sale of HomeSmart	—	—	(214)	—	—	—	—	(214)
Restructuring	14,051	—	—	—	—	—	1,509	15,560
Adjusted EBITDA	$32,025	$41,721	$—	$(246)	$11,096	$(575)	$(10,172)	$73,849

Three Months Ended December 31, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$21,726
Income Taxes	—	—	—	—	—	—	—	12,654
Earnings (Loss) Before Income Taxes	30,917	9,764	367	(1,964)	11,358	513	(16,575)	34,380
Interest Expense (Income)	1,920	5,339	233	764	—	4	(2,036)	6,224
Depreciation	7,040	1,030	606	86	330	353	3,863	13,308
Amortization	504	6,588	12	132	—	—	—	7,236
EBITDA	$40,381	$22,721	$1,218	$(982)	$11,688	$870	$(14,748)	$61,148
DAMI Related Transaction Costs	—	2,741	—		—	—	—	2,741
Loss on Aircraft Lease Termination	—	—	—		—	—	3,500	3,500
Adjusted EBITDA	$40,381	$25,462	$1,218	$(982)	$11,688	$870	$(11,248)	$67,389
1Other segment is primarily revenues attributable to (i) leasing space to unrelated third parties in the corporate headquarters building during 2015 and (ii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Twelve Months Segment EBITDA
(In thousands)
(Unaudited)

Twelve Months Ended December 31, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$139,283
Income Taxes	—	—	—	—	—	—	—	79,139
Earnings (Loss) Before Income Taxes	$127,306	$104,686	$(3,479)	$(9,273)	$46,766	$(27)	$(47,557)	$218,422
Interest Expense (Income)	8,257	20,042	294	4,116	—	1	(9,320)	23,390
Depreciation	28,384	4,377	810	423	1,149	1,297	17,124	53,564
Amortization	1,875	26,350	19	570	—	—	—	28,814
EBITDA	$165,822	$155,455	$(2,356)	$(4,164)	$47,915	$1,271	$(39,753)	$324,190
Gain on Sale of Building	—	—	—	—	—	—	(11,071)	(11,071)
Retirement Charges	—	—	—	—	—	—	3,683	3,683
Loss on Sale of HomeSmart	—	—	5,431	—	—	—	—	5,431
Restructuring	16,622	—	—	—	88	—	3,508	20,218
Adjusted EBITDA	$182,444	$155,455	$3,075	$(4,164)	$48,003	$1,271	$(43,633)	$342,451

Twelve Months Ended December 31, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Net Earnings	$—	$—	$—	$—	$—	$—	$—	$135,709
Income Taxes	—	—	—	—	—	—	—	77,411
Earnings (Loss) Before Income Taxes	$162,996	$54,525	$606	$(1,964)	$48,576	$2,520	$(54,139)	$213,120
Interest Expense (Income)	7,751	21,959	900	764	—	26	(8,061)	23,339
Depreciation	29,246	2,520	2,465	86	1,429	1,482	14,805	52,033
Amortization	1,655	26,350	33	132	—	—	—	28,170
EBITDA	$201,648	$105,354	$4,004	$(982)	$50,005	$4,028	$(47,395)	$316,662
DAMI Related Transaction Costs	—	3,652	—	—	—	—	—	3,652
Loss on Aircraft Lease Termination	—	—	—	—	—	—	3,500	3,500
Adjusted EBITDA	$201,648	$109,006	$4,004	$(982)	$50,005	$4,028	$(43,895)	$323,814

1Other segment is primarily attributable to (i) leasing space to unrelated third parties in the corporate headquarters building during 2015 and (ii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.

Reconciliation of 2017 Projected Outlook for EBITDA

	Fiscal Year 2017
	Aaron's Business	Progressive	DAMI	Consolidated
(in thousands)	Range	Range	Range	Range
Estimated Net Earnings				$134,000 - $155,000
Taxes[1]	—	—	—	76,000 - 88,000
Projected Earnings Before Taxes	$98,000 - $113,000	$123,000 - $138,000	$(11,000) - $(8,000)	210,000 - 243,000
Interest Expense (Income)	—	19,000	5,000	24,000
Depreciation	43,000	5,000	1,000	49,000
Amortization	1,000	23,000	—	24,000
Projected EBITDA	142,000 - 157,000	170,000 - 185,000	(5,000) - (2,000)	307,000 - 340,000
Projected Other Adjustments, Net[2]	13,000	—	—	13,000
Projected Adjusted EBITDA	$155,000 - $170,000	$170,000 - $185,000	$(5,000) - $(2,000)	$320,000 - $353,000
1 Taxes are calculated on a consolidated basis and are not identifiable by company divisions.
2 Projected Other Adjustments include the non-GAAP charges related to the Aaron's Business restructuring.

Reconciliation of 2017 Projected Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2017
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.85	$2.10
Add Projected Progressive-Related Intangible Amortization Expense	0.20	0.20
Add Sum of Other Adjustments[1]	0.10	0.10
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.15	$2.40
1 Projected Other Adjustments include the non-GAAP charges related to the Aaron's Business restructuring.